UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/31/2006

Ansoft Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-27874

Delaware	721001909
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

225 West Station Square Drive, Suite 200
Pittsburgh, PA 15219
(Address of principal executive offices, including zip code)

412-261-3200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On March 31, 2006, Nicholas Csendes, President and Chief Executive Officer of Ansoft Corporation (the "Company"), Zoltan Cendes, Chairman and Chief Technology Officer of the Company and Thomas A.N. Miller, Chief Financial Officer of the Company, each separately established stock trading plans in accordance with the guidelines of Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company's policy regarding stock transactions by Company insiders. The transactions under these plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

These trading plans are not meant to reflect a lack of confidence in the Company or its future by Mr. Csendes, Dr. Cendes and Mr. Miller, but are designed for estate planning purposes and to allow each of them to monetize a portion of their equity position in a systematic, nondiscretionary manner with the goal of minimal market impact and compliance with regulations adopted by the Securities and Exchange Commission.

Under Mr. Csendes'10b5-1 plan, which became effective March 31, 2006, Mr. Csendes may sell shares of the Company's common stock at prevailing market prices (but not below predetermined target prices). The total number of shares subject to Mr. Csendes' plan is 65,000. These sales are expected to take place periodically through April 2007.

Under Dr. Cendes'10b5-1 plan, which became effective March 31, 2006, Dr. Cendes may sell shares of the Company's common stock at prevailing market prices (but not below predetermined target prices). The total number of shares subject to Dr. Csendes' plan is 65,000. These sales are expected to take place periodically through April 2007.

Under Mr. Miller's 10b5-1 plan, which became effective March 31, 2006, Mr. Miller may sell shares of the Company's common stock at prevailing market prices (but not below predetermined target prices). The total number of shares subject to Mr. Miller's plan is 130,000. These sales are expected to take place periodically through March 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ansoft Corporation

Date: March 31, 2006	By:	/s/ Nicholas Csendes
Nicholas Csendes
President and CEO